                                               Filed Pursuant to Rule 424b(3)
                                                   Registration No. 333-38760

PROSPECTUS

                          CREATIVE HOST SERVICES, INC.

                                     [LOGO]
                         1,103,723 Shares Common Stock





         This Prospectus covers 1,103,723 shares of the Common Stock, no par value (the "Common Stock") of Creative Host Services, Inc., a California corporation ("CHST") held by several individuals and entities (collectively, the "Selling Securityholders"). The shares covered by this Prospectus include 264,623 outstanding shares of Common Stock and 839,100 shares issuable upon the exercise of outstanding warrants (the "Warrants"). We will not receive any of the proceeds from the sale of securities by the Selling Securityholders.





         Our Common Stock is traded on the NASDAQ Small Cap Market under the symbol "CHST." On July 3, 2000, the last bid price and ask price for the Common Stock as reported on the NASDAQ Small Cap Market was $12.00 and $12.50, respectively.



         For a discussion of certain factors that should be considered in connection with an investment in the Company's Common Stock, see "Risk Factors" beginning on page 3.

                            -------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

          The Selling Securityholders may from time to time sell all or a portion of the securities offered by this Prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents.


                       Prospectus dated July 14, 2000

                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits (the "Registration Statement") which has been filed by CHST with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in this Prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by us may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street--Suite 1400, Chicago, Illinois 60661. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. Our Common Stock is traded on the Nasdaq Small Cap Market. Reports and other information concerning us can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We hereby incorporate by reference into this Prospectus the following documents previously filed with the Commission:

          1. The Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1999.

          2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000.

          3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2, dated July 22, 1997.



         All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this Prospectus and are a part of this Prospectus from the date of the filing of such documents. See "Additional Information". Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to our President at our principal executive offices: Creative Host Services, Inc., 6335 Ferris Square, Suites G-H, San Diego, California, telephone number (858) 587-7300.

                                  RISK FACTORS

         Purchasing shares of Common Stock in Creative Host Services, Inc. is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

         Forward-Looking Statements. The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for CHST to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of CHST, please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, general decreases in air travel, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, loss of airport concession bids or existing locations, price increases for supplies, inability to raise prices, failure to obtain new concessions, the risk of litigation and administrative proceedings involving the Company and its employees, higher than anticipated labor costs, the possible fluctuation and volatility of the Company's operating results and financial condition, failure to make planned business acquisitions, failure of new businesses, if acquired, to be economically successful, decline in the Company's stock price, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports filed by us.

         Need for Additional Capital. We may not have sufficient cash flow from our current operations to enable us to acquire and build additional locations at our historic growth rate. We may be required to raise additional capital in the future to build out capital improvements for any newly awarded concession locations. We are making a private placement of up to 150,000 shares of our Common Stock for a price of $7.00 per share pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Failure to secure adequate capital to bid, win, retain or service concession contracts will hinder our growth or force us to franchise valuable locations that we would otherwise prefer to operate directly. In addition, we presently utilize equipment leasing to finance some of our operations. Additional lease financing with rates acceptable to us may not be available, in which case we will be required to raise additional capital or cease our expansion program until such financing or capital is made available, if ever.

         Dependence on Airport Concession Business. We are currently dependent on the airport concession business for substantially all of our revenues. We expect such dependence to continue for the foreseeable future. The concession business is highly competitive and subject to the uncertainties of the bidding and proposal process. Sophisticated bid packages and persuasive presentations are required in order to have an opportunity to win concession contracts at airports and other public venues. While there are thousands of airport concessions nationwide, the majority of those concessions are located in the largest 125 airports. Concession business operators, such as CHST, must maintain their reputations with the various airport authorities and other government, quasi government and public agencies in order to remain eligible to win contracts. The terms and conditions of concession contracts must be carefully analyzed to ensure that they can be profitable for us. Certain of our locations have incurred and may in the future incur net operating losses. Because our concession agreements contain minimum rent guarantees, we are constrained in our ability to terminate under-performing locations. In addition, the failure of any single concession could have a material adverse impact on our reputation with airport authorities generally, and hinder our ability to renew existing concessions or secure new ones. There is no assurance that we will continue to be awarded concession contracts by airports or by any other public venue, that the concession contracts will be profitable, or that we will not lose contracts that we have been awarded.

         Concessions Subject To Set Asides and Special Requirements. Rules issued by the Federal Aviation Administration ("FAA") require a portion of airport concession contracts to be awarded to certain classes of entities or persons designated as disadvantaged business enterprises ("DBEs"). The rules do not specify the method in which the DBEs must participate, whether through owning the concession, employment or providing services. Competitors in the industry have relied on combinations of using DBE employees or vendors to meet this requirement. Prior to CHST's initial public offering in July 1997, Mr. Sayed Ali, a native of Pakistan, owned all of the Company's Common Stock, thereby satisfying FAA rules. As a result of the change in ownership resulting from the initial public offering, CHST's status as a DBE is less clear. Certain existing concession contracts designate CHST as a DBE and may have to be reaffirmed. We believe that even if Mr. Ali's current equity ownership of CHST is no longer sufficient to qualify as a DBE, we would be able to maintain all of our contracts and continue to satisfy DBE rules by hiring or contracting with minority parties or other entities qualifying as DBEs, if required. However, we have not discussed with any airport authority the possible impact of our change in status, nor have we attempted to reaffirm any existing contract. Our status as a DBE assisted us in securing concessions with several airports. We believe we can continue to secure new concessions on the basis of the products and services we offer and our industry reputation. We have secured concessions to operate more than 25 additional locations after our initial public offering and the resultant dilution of ownership, although we are not aware of the extent to which CHST's DBE status, or lack thereof, was a factor in the airport authorities' decisions to award such contracts to us. To the extent that our historic rate of success in securing new airport concessions was attributable to our status as a DBE, that growth rate may decline if we are not recognized as a DBE or if DBE programs are eliminated or curtailed.



         Possible Early Termination of Concessions. Certain airport authorities or airlines that operate concession locations provide in their concession agreements for the right to reacquire the concession from the concessionaire upon reimbursement of equipment and build out costs and, sometimes, a percentage of anticipated profits during the balance of the concession term. Certain of the Company's significant concession contracts, including Los Angeles International, Des Moines, Iowa, Columbia, South Carolina, Cedar Rapids, Iowa, and others, provide for such early termination. To date, we have not had any of our concessions terminated, and we have not received notice that any airport authority is contemplating the early termination of any of our concessions. No assurances can be provided, however, that these airport authorities will not exercise their contractual right to early termination of the concession contracts in the future.

          Possible Delay in Commencement of Concession Operations. The commencement of our concession operations at any airport location are subject to a number of factors which are outside our control, including construction delays and decisions by airport authorities to delay the opening of concessions. CHST has, in the past, experienced delays in commencing operations because of decisions by airport authorities. CHST's franchisee had completed capital improvements for a facility at the Denver International Airport, only to have the airport authority close the concourse when a major airline withdrew its operations from that airport. Consequently, we bear the risk that after a concession has been awarded, the completion of capital improvements or the commencement of operations at completed facilities may be delayed. Any such delay or requirement by an airport authority for us to construct facilities during peak travel periods would adversely impact our financial projections and cash flow planning, and may have a material adverse impact on our financial position.

          CHST's Risks Under Prior Note. CHST was obligated to pay the outstanding original principal amount of $3,000,000 of 12% Secured Convertible Notes issued on December 21, 1998 (collectively, the "Notes"). The Notes were payable interest only on a monthly basis, with all principal and accrued but unpaid interest due in full on December 21, 2003. The Note also contained requirements for maintenance of coverage and cash flow ratios, as well as other restrictions. During 1999 CHST was in technical default on certain of those covenants, triggering the accrual of default interest equal to an additional 3% per annum, raising the overall interest rate on the Note during that period to 15% per annum. Restrictions in the Note also contributed to preventing us from submitting bid proposals for three airport locations that we otherwise would have sought in 1999. The entire outstanding balance of the Note was converted into shares of the Company's Common Stock in accordance with its terms in late 1999 and early 2000, and all shares issued to the Noteholders were registered with the Securities and Exchange Commission on March 13, 2000, as required by the terms of the Notes. We tendered the default interest payments to the Noteholders, one of which accepted the payment with respect to $1,495,000 original principal amount of Note. The other Noteholder which previously held $1,505,000 original principal amount of Note has received the default interest payment of approximately $39,000, but is claiming that we agreed to issue approximately 106,000 warrants to the Noteholder in lieu of the cash payment for default interest. The Noteholder is claiming that the warrants would entitle it to purchase our common stock at prices prevailing in October or November of 1999. We vigorously deny the Noteholder's claims and do not believe that we agreed to issue any warrants to the Noteholder. Nevertheless, there is no assurance regarding the outcome of the dispute and, if litigation results, we could incur significant costs.



          Risks of Decline in Stock Price. Our stock price has recently been volatile. Furthermore, the market trading price of our stock could decline or continue to be volatile because of the eligibility of the Common Stock covered by this Prospectus to be sold in the open market. This Prospectus causes the supply of free trading shares to increase substantially. There is no assurance that the price of our stock on the NASDAQ market will not decline because of the availability of the Common Stock covered by this Prospectus for potential sale, and for other reasons. CHST may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.



          Risk of Dilution Through Additional Issuances of Shares. We may issue more shares of our common or preferred stock in the future in order to raise capital and make acquisitions of other businesses. Outstanding warrants and stock options may be exercised, causing more dilution in the outstanding shares of our capital stock. We are currently offering up to 150,000 shares of our common stock at a price of $7.00 per share in a private placement to accredited investors only under Rule 506 of Regulation D promulgated under
Section 4(2) of the Securities Act of 1933, as amended. We are generally permitted to issue additional shares of our capital stock with the approval of our Board of Directors and without the consent of CHST's shareholders.

          Dependence on Key Personnel and Need to Attract Qualified Management. Our success will depend largely upon CHST's management. While management has had previous experience in concession and restaurant operations, there can be no assurance that our operations will be successful. Sayed Ali, Chairman of the Board, President and Chief Executive Officer of CHST, entered into a new five-year employment agreement with CHST which commenced as of January 1, 2000. The new employment agreement provides for an annual salary for Mr. Ali of $140,000 in 2000, $155,000 in 2001, $171,000 in
2002, $189,000 in 2003 and $208,000 in 2004. Mr. Ali is also entitled to be granted 60,000 additional stock options, vesting 20,000 upon grant, 20,000 in January 2001 and 20,000 in January 2002. The exercise price will be 110% of the fair market value of the stock on the date of grant, and the exercise period will be three years from the date of vesting. In the event of a loss of the services of Mr. Ali, CHST could be materially adversely affected because there is no assurance that CHST could obtain successor management of equivalent talent and experience.



          Risks of Litigation. We are and may in the future become subject to litigation that could have a material adverse impact on our operating results and financial condition. Besides the institution of litigation by one of our former lenders regarding warrants (see "Risk Factors--CHST's Risks Under Prior Note"), CHST and Sayed Ali have been named as defendants in lawsuits for breach of contract and related claims by Amplicon Financial Company, a prior lessor of equipment to CHST. Amplicon is claiming that additional payments are due to it under an equipment lease. We believe that we terminated the lease. CHST and Mr. Ali, who purportedly executed a personal guarantee of the lease, intend to vigorously defend against Amplicon's claims. We have also received a written claim for additional warrants to purchase our Common Stock from an investor relations firm alleging that in early 1998 we entered into a consulting agreement with it. We do not believe that the firm provided any consideration for such warrants and we intend to defend the claim. There is no assurance regarding the outcome of these threatened and pending lawsuits.

CHST has obtained a $1,000,000 key man policy on Mr. Ali which CHST owns. Given our stage of development, we are dependent upon our ability to identify, hire, train, retain and motivate highly qualified personnel, especially management personnel which will be required to supervise our expansion into various geographic areas. There can be no assurance that we will be able to attract qualified personnel or that our current employees will continue to work for us. The failure to attract, assimilate and train key personnel could have a material adverse effect on our business, financial condition and results of operations.

         Highly Competitive Industry Dominated by Larger Competitors. We compete with certain national and several regional companies to obtain the rights from airport and other authorities to operate food, beverage, news, gift, merchandise and inflight catering concessions. The airport concession market is principally serviced by several companies which are significantly larger than CHST, including, but not limited to, Host Marriott Services, Inc., CA One Services, Concessions International, and Ogden Food Services. Each of these well established competitors possesses substantially greater financial, marketing, administrative and other resources than CHST. Many of our competitors have achieved significant brand name and product recognition. They engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. There can be no assurance that we will be able to compete successfully in our chosen markets.

          Dependence Upon Continuing Approvals from Government Regulatory Authorities. The food and beverage service industry is subject to various federal, state and local government regulations, including those related to health, safety, wages and working conditions. While CHST has not experienced difficulties in obtaining necessary government approvals to date, the failure to obtain and retain food licenses or any other governmental approvals could have a material adverse effect on the Company's operating results. Moreover, our failure to meet government regulations could result in the temporary closure of one or more of our concession facilities, restaurants or the food preparation center, any of which would have a material adverse impact on our financial condition and result of operations. In addition, operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control. We are also subject to federal and state laws, rules and regulations that govern the offer and sale of franchises.

         No Assurance of Enforceability of Trademarks. We utilize trademarks in our business and have registered our Creative Croissants(R) trademark. While we intend to file federal trademark registrations for certain of our other trademarks, we have not yet done so. There can be no assurance that we will be granted registration for such trademarks or that our trademarks do not or will not violate the proprietary rights of others, that our trademarks would be upheld if challenged or that we will not be prevented from using our trademarks, any of which could have a material adverse effect on us. Should we believe that our trademarks are being infringed upon by competitors, there can be no assurance that we will have the financial resources necessary to enforce or defend our trademarks and service marks.

         Seasonality. Because our airport concession business is dependent on pedestrian traffic at domestic airports, we experience some seasonality consistent with enplanements and general air traffic patterns. Accordingly, our revenues and income are generally expected to be lowest in the first quarter of the year and become progressively stronger through the fourth quarter, which includes the holiday travel periods.

          Control by Principal Shareholder. The principal shareholder of the

Company, Mr. Sayed Ali, beneficially owns approximately 20% of the outstanding shares of capital stock of CHST. Accordingly, Mr. Ali has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares offered by the Selling Securityholders.

                             SELLING SECURITYHOLDERS

         The shares of Common Stock being offered by the Selling
Securityholders were issued to them in connection with various transactions. The Selling Securityholders include the following persons and entities who have acquired Common Stock and Warrants:

        - Nine individuals and two entities which acquired a total of 260,700 shares of our Common Stock for a purchase price of $5.00 per share in a private placement of Common Stock made by CHST in March 2000. The capital raised from that placement was utilized for general working capital.

        - A financial advisory firm that received Warrants in consideration for consulting services performed and to be performed for CHST.

        - Several individual investors who purchased Warrants in our initial public offering of units which included our Common Stock and Warrants to purchase Common Stock.

        - A broker-dealer and several individuals affiliated or previously affiliated with the broker-dealer, which was an underwriter for our initial public offering and which received the Warrants as part of its underwriting compensation.

        - An individual financial advisor who exercised warrants granted to him in 1999 for financial advisory services performed for CHST, for which he received shares of our Common Stock.

        - A food company that received Warrants from CHST in settlement of certain claims that it made against us.

         The following tables set forth certain information with respect to each Selling Securityholder for whom we are registering securities for resale to the public. Beneficial ownership of the Common Stock by such Selling Securityholders after this offering will depend on the number of shares of Common Stock sold by each Selling Securityholder.


The following Selling Securityholders own outstanding shares of Common Stock:


                                                              NUMBER OF OUTSTANDING SHARES OFFERED
NAME OF SELLING SECURITYHOLDER                                         BY THIS PROSPECTUS
------------------------------                                ------------------------------------
Pyramid Trading Limited Partnership (1)                                        20,000
Newport Advisors, Inc. (1)                                                      6,000
Anthony Saliba (1)                                                             80,000
Sarco Holdings (1)                                                             12,000
12 Square Partners (1)                                                        120,000
Diane Jergens (1)                                                               2,000
Janaid Razvi (1)                                                                3,000
Mark J. Richardson (1)                                                         10,000
Jeffrey William King, Jr. (1)                                                   2,000
Sohail Taqi (1)                                                                 2,700
Abdul Bari (1)                                                                  3,000
David C. Olson (2)                                                              3,923


         The following Selling Securityholders hold Warrants and therefore have the right to acquire the number of shares indicated below, which are covered by this Prospectus:


                                                           NUMBER OF SHARES
                                                        ISSUABLE UPON EXERCISE
NAME OF SELLING SECURITYHOLDER                                OF WARRANTS
------------------------------                       ---------------------------
Generation Capital Associates (3)                          90,000
Investors in Initial Public Offering (4)                  462,500
Cohig & Associates, Inc. (5)                               55,200
Harold Golz (5)                                             5,750
Ed Larkin (5)                                               5,750
Steven R. Hinkle (5)                                        5,750
David Lavigne (5)                                           5,750
Jacob P. Kaijper (5)                                        5,750
Joseph A. Lavigne (5)                                       5,750
Russell K. Bean (5)                                         5,750
Terri E. Lowe (5)                                           5,750
Rike Wootten (5)                                            1,150
Kelly M. McCarthy (5)                                       5,750
J. Michael McNutt (5)                                       5,750
Ellen Lewelling (5)                                         1,150
Integrated Foods Company (6)                                1,600
EBI Securities, Inc. (7)                                   20,000
Continental Capital & Equity Corporation (8)              150,000

(1) These individuals purchased the shares of Common Stock in a private placement in March 2000 for a purchase price of $5.00 per share. Mark
        J. Richardson provides legal services to CHST. See "LEGAL MATTERS."

(2) David C. Olson was issued 6,000 warrants to purchase our Common Stock in February 1999 for financial advisory services performed by him for us commencing in August 1997. The warrants had an exercise price of $4.50 per share and could be exercised on a "cashless" basis. In May 2000, Mr. Olson exercised the warrants and was issued 3,923 shares of our Common Stock.

(3) Generation Capital Associates was issued these Warrants on May 9, 2000 in consideration for its financial advisory and consulting services to CHST. The Warrants are exercisable at any time until May 9, 2001 at an exercise price of $16.00 per share. The holder of these Warrants has demand registration rights, which are being satisfied by inclusion of them in this Prospectus.



(4) Several investors in our initial public offering acquired these Warrants along with our Common Stock on July 21, 1997 pursuant to a Prospectus included in a Form S-1 Registration Statement declared effective by the Securities and Exchange Commission. Each Warrant is exercisable until July 21, 2000 at an exercise price of $5.40 per share. As of July 7, 2000, approximately 423,500 of these Warrants have been exercised and the balance remains outstanding.





(5) These Warrants were issued to the underwriter for our initial public offering on July 21, 1997 as part of its underwriting compensation. Each Warrant is exercisable until July 21, 2000 at an exercise price of $5.40 per share. As of July 7, 2000, 5,750 of these Warrants have been exercised.



(6) Integrated Foods Company was issued these Warrants on March 1, 2000 as consideration for the settlement of all claims made by that company against CHST. Each Warrant entitles the holder to purchase one share of our Common Stock for a price of $3.03 per share at any time until March 1, 2002.



(7) EBI Securities, Inc. was issued these Warrants in December 1998 for assisting us in obtaining financing from the 12% Secured Convertible Notes that were issued on December 21, 1998. Each Warrant entitles the holder to purchase one share of our Common Stock for a price of $1.48 per share at any time until December 21, 2003.





(8) Effective May 1, 2000, CHST entered into a Market Access Program and Marketing Agreement with Continental Capital & Equity Corporation ("CCEC") pursuant to which CCEC has agreed to provide investor relations services for CHST. The investor relations services include the following: (a) establish a financial public relations methodology designed to increase the awareness of CHST within the investment community, (b) assist CHST in the implementation of its business plan and in accurately disseminating CHST's information to the marketplace,
        (c) introduce CHST to active retail brokers, financial analysts, institutional fund managers, private investors and financial newsletter writers, (d) prepare CHST due diligence reports and corporate profile and fact sheets, (e) arrange and conduct telemarketing and teleconferencing programs with a CCEC moderator, CHST executives, brokers, financial analysts, fund managers and other interested participants, (f) feature CHST's corporate profile or fact sheet on CCEC's web site, (g) assist CHST in the preparation of all press releases and coordinate releases through CHST's paid account with PR NewsWire or BusinessWire, (h) create, build and continually enhance a fax database of all brokers, investors, analysts and media contacts who have expressed an interest in receiving ongoing information on CHST,
        (i) send CHST's public information to brokers, institutional fund managers, financial analysts and industry professionals, (j) serve as CHST's external publicist, and (k) at CHST's request, strive to obtain analyst coverage for CHST and investment banking sponsorship. In consideration for CCEC's services for CHST, CHST has agreed to pay to CCEC the following consideration: (1) $10,000 per month in cash, payable quarterly in advance during the term of the agreement, (2) a warrant to purchase 100,000 shares of our Common Stock at a price of $16.00 per share at any time from the effective date of the agreement until one year after the date of this Prospectus, (3) a warrant to purchase an additional 125,000 shares of our Common Stock at a price of $16.00 per share, if CHST does not terminate the agreement on or before November 1, 2000, which would expire one year after the shares underlying those warrants were registered with the Securities and Exchange Commission if the warrants are granted, and (4) a warrant to purchase an additional 50,000 shares of our Common Stock at a price of $11.00 per share, which may be exercised on a cash basis or on a "cashless" conversion basis at any time from the effective date of the agreement until one year after the date of this Prospectus. Any proceeds from the subsequent sale of shares of our Common Stock issued to CCEC pursuant to the exercise of the $11.00 Warrants are to be utilized to pay the costs of any ancillary public relations services conducted by CCEC on behalf of CHST under the agreement, and CHST must approve all such expenses in advance. CHST also has a right of first refusal to purchase any shares issued to CCEC pursuant to the exercise of the $11.00 or $16.00 Warrants granted to CCEC under the agreement before CCEC sells them to any third party. CHST is obligated to reimburse CCEC for costs and expenses incurred by it in the performance of its duties for CHST under the agreement. CHST has the right to terminate the agreement upon 15 days prior written notice to CCEC delivered at any time on or after 165 days after the effective date of the agreement. The agreement otherwise expires on May 1, 2001. If CHST elects early termination on or before November 1, 2000, then it is not obligated to issue the additional 125,000 warrants to CCEC.


                              PLAN OF DISTRIBUTION

         Sales of the shares of Common Stock by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the shares of Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

         The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of the shares of Common Stock earned by them as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities under the Securities Act. The Company will not receive any proceeds from the sale of the shares of Common Stock.

         The shares of Common Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders except that the Selling Securityholders are exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of Common Stock.

            LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Under the California Corporations Code and CHST's Amended and Restated Articles of Incorporation, our directors will have no personal liability to CHST or its shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in CHST's Amended and Restated Articles of Incorporation is to eliminate the rights of CHST and its shareholders (through shareholder's derivative suits on behalf of CHST) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through

(vi) above. This provision does not limit nor eliminate the rights of CHST or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, CHST's Restated Articles of Incorporation provide that if California law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California Corporations Code grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. CHST's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CHST pursuant to the foregoing provisions, CHST has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the Common Stock being offered hereby will be passed upon by Richardson & Associates, 1299 Ocean Avenue, Suite 900, Santa Monica, California 90401. Mark J. Richardson, Esq., legal counsel to the Company, owns shares of the Company's Common Stock, 10,000 of which are covered by this Prospectus.

                                     EXPERTS

         The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from CHST's Annual Report on Form 10-KSB/A for the year ended December 31, 1999 have been audited by Stonefield Josephson, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person
has been authorized by CHST to
give any information or to make any
representations other than those
contained in this Prospectus in
connection with the offering made
hereby, and if given or made, such
information or representations may not
be relied upon. The Prospectus does not
constitute  an  offer  to  sell  or  the       CREATIVE HOST SERVICES, INC.
solicitation  of an  offer  to  buy  any
securities other than those specifically                  [LOGO]
offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of CHST since the dates as of which information is furnished or since the date of this Prospectus.

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                                                         PROSPECTUS
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            TABLE OF CONTENTS

                                    Page

ADDITIONAL INFORMATION..................2

INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE...............................2

RISK FACTORS............................3

USE OF PROCEEDS.........................7

SELLING SHAREHOLDERS....................7                 July 14, 2000

PLAN OF DISTRIBUTION....................8

LIMITATION ON LIABILITY AND
INDEMNIFICATION OF DIRECTORS............9

LEGAL MATTERS..........................10

EXPERTS  ..............................10

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